AS ELECTRONICALLY TRANSMITTED TO THE SECURITIES AND EXCHANGE COMMISSION
                                ON APRIL 20, 1994
                                                 REGISTRATION NO. 33-52655
===============================================================================
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549
                                      -----------
                                    AMENDMENT NO. 1 TO
                                        FORM S-4
                                 REGISTRATION STATEMENT
                                          UNDER
                               THE SECURITIES ACT OF 1933
                                       ----------
                       NATIONAL HEALTH LABORATORIES HOLDINGS INC.
                 (Exact name of Registrant as specified in its charter)

           DELAWARE                                  8071                            13-3757370
(State or other jurisdiction of          (Primary Standard Industrial             (I.R.S. Employer
incorporation or organization)            Classification Code Number)            Identification No.)

                             4225 EXECUTIVE SQUARE
                                   SUITE 800
                          LA JOLLA, CALIFORNIA 92037
                                (619) 550-0600
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                            JAMES G. RICHMOND, ESQ.
                  NATIONAL HEALTH LABORATORIES HOLDINGS INC.
                             4225 EXECUTIVE SQUARE
                                   SUITE 800
                          LA JOLLA, CALIFORNIA 92037
                                (619) 550-0600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                  ----------
                                   Copy to:
                             ALLEN FINKELSON, ESQ.
                            CRAVATH, SWAINE & MOORE
                                WORLDWIDE PLAZA
                               825 EIGHTH AVENUE
                           NEW YORK, NEW YORK 10019
                                  -----------
 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement and upon consummation of the transactions described in the enclosed Proxy Statement/Prospectus.
                                   -----------
 If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                                    ----------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================


                       NATIONAL HEALTH LABORATORIES HOLDINGS INC.

             Cross-Reference Sheet Pursuant to Item 501(b) of Regulation S-K
                                                                             Location in
                  Form S-4 Item                                       Proxy Statement/Prospectus
                  -------------                                       --------------------------
A.  INFORMATION ABOUT THE TRANSACTION

1.  Forepart of Registration Statement and Outside Front
    Cover Page of Prospectus.................................         Outside Front Cover Page of Proxy Statement/Prospectus

2.  Inside Front and Outside Back Cover Pages of Pro-
    spectus..................................................         Inside Front Cover Page of Proxy Statement/Prospectus

3.  Risk Factors, Ratio of Earnings to Fixed Charges and
    Other Information........................................         Outside Front Cover Page of Proxy Statement/Prospectus;
                                                                      General Information; Proposed Reorganization

4.  Terms of the Transaction.................................         Proposed Reorganization

5.  Pro Forma Financial Information..........................         Not Applicable

6.  Material Contracts with the Company Being Acquired.......         Not Applicable

7.  Additional Information Required for Reoffering by
    Persons and Parties Deemed To Be Underwriters............         Not Applicable

8.  Interests of Named Experts and Counsel...................         Proposed Reorganization--Legal Opinions

9.  Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities...........         Not Applicable

B.  INFORMATION ABOUT THE REGISTRANT

10. Information with Respect to S-3 Registrants..............         Not Applicable

11. Incorporation of Certain Information by Reference........         Not Applicable

12. Information with Respect to S-2 or S-3 Registrants.......         Not Applicable

13. Incorporation of Certain Information by Reference........         Not Applicable

14. Information with Respect to Registrants Other Than
    S-2 or S-3 Registrants...................................         Not Applicable


                                                                             Location in
                  Form S-4 Item                                       Proxy Statement/Prospectus
                  -------------                                       --------------------------
C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15. Information with Respect to S-3 Companies................         Not Applicable

16. Information with Respect to S-2 or S-3 Companies.........         Not Applicable

17. Information with Respect to Companies Other Than
    S-2 or S-3 Companies.....................................         Not Applicable

D.  VOTING AND MANAGEMENT INFORMATION

18. Information if Proxies, Consents or Authorizations
    Are To Be Solicited......................................         General Information; Proposed Reorganization;
                                                                      Election of Directors; Employee Benefits Committee
                                                                      Report on Executive Compensation; Ratification of
                                                                      Independent Auditors; 1994 Option Plan; Stockholder Proposals

19. Information if Proxies, Consents or Authorizations
    Are Not To Be Solicited in an Exchange Offer.............         Not Applicable

                        NATIONAL HEALTH LABORATORIES INCORPORATED

                        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
National Health Laboratories Incorporated:

        Notice is hereby given that the Annual Meeting of Stockholders of National Health Laboratories Incorporated, a Delaware corporation (the "Company"), will be held on the 7th day of June 1994 at 10:30 a.m., local time, at the Sheraton Music City Hotel, 777 McGavock Pike at Century City, Nashville, Tennessee 37214, for the following purposes:

        1. To approve a proposed corporate reorganization of the Company in which National Health Laboratories Holdings, Inc., a newly formed, wholly owned subsidiary of the Company, will become the parent holding company of the Company as described herein.

        2. To elect all the members of the Company's board of directors to serve until the Company's next annual meeting and until such directors' successors are elected and shall have qualified.

        3. To ratify the selection of KPMG Peat Marwick as the Company's independent auditors for 1994.

        4. To approve and adopt the National Health Laboratories Incorporated 1994 Stock Option Plan.

        5. To transact such other business as may properly come before the annual meeting or at any adjournments thereof.

        A proxy statement/prospectus describing the matters to be considered at the annual meeting is attached to this notice. Only stockholders of record at the close of business on April 25, 1994 are entitled to notice of, and to vote at, the annual meeting and at any adjournments thereof.

        To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the annual meeting.

                                   By Order of the Board of Directors

                                   Alvin Ezrin
                                   Secretary
   April 26, 1994
                PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND
             RETURN IT IN THE ENCLOSED ENVELOPE. THIS WILL ENSURE THAT YOUR
                    SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES.

               THIS DOCUMENT IS A PROXY STATEMENT FOR THE ANNUAL MEETING
              OF STOCKHOLDERS OF NATIONAL HEALTH LABORATORIES INCORPORATED
             AND A PROSPECTUS OF NATIONAL HEALTH LABORATORIES HOLDINGS INC.
                       NATIONAL HEALTH LABORATORIES INCORPORATED
                       NATIONAL HEALTH LABORATORIES HOLDINGS INC.
                       -----------------------------------------
                                 SHARES OF COMMON STOCK
                                           OF
                       NATIONAL HEALTH LABORATORIES HOLDINGS INC.
                       -----------------------------------------

        This Proxy Statement/Prospectus is being furnished in connection with the solicitation by the Board of Directors of National Health Laboratories Incorporated (the "Company") of proxies to be voted at the annual meeting of stockholders to be held on the 7th day of June 1994 at 10:30 a.m., local time, at the Sheraton Music City Hotel, 777 McGavock Pike at Century City, Nashville, Tennessee 37214, and at any adjournments thereof. This Proxy Statement/Prospectus is first being sent to stockholders on or about
April 26, 1994.

        At the annual meeting, the Company's stockholders will be asked (1) to approve the Agreement and Plan of Merger attached as Exhibit A hereto (the "Plan of Merger"), (2) to elect the following persons as directors of the Company until the Company's next annual meeting and until such directors' successors are elected and shall have qualified: Ronald O. Perelman, Saul J. Farber, M.D., Howard Gittis, Ann Dibble Jordan, James R. Maher, David J. Mahoney, Paul A. Marks, M.D., Linda Gosden Robinson and Samuel O. Thier, M.D.,
(3) to ratify the selection of KPMG Peat Marwick as the Company's independent auditors for 1994, (4) to approve and adopt the National Health Laboratories Incorporated 1994 Stock Option Plan (the "1994 Option Plan") and (5) to take such other action as may properly come before the annual meeting or any adjournments thereof.

        The Board of Directors of the Company is recommending approval of the Plan of Merger in connection with a proposed corporate reorganization that will create a holding company structure for the Company. National Health Laboratories Holdings Inc. ("NHL Holdings"), a wholly owned subsidiary of the Company that has been newly formed specifically to effect the reorganization, will become the parent holding company of the Company. All outstanding shares of common stock of the Company will be converted on a share-for-share basis into shares of common stock of NHL Holdings. As a result, the owners of common stock of the Company will become the owners of common stock of NHL Holdings. Subsequent to the reorganization, the Company will continue to carry on its present business as a subsidiary of NHL Holdings. The Company believes the reorganization will provide increased alternatives available for future financing. See "Proposed Reorganization--Reasons for Reorganization."

        Reference is made to "Proposed Reorganization--Certificate of Incorporation and By-laws of NHL Holdings" and "--Description of NHL Holdings' Common Stock" for further information concerning the securities offered hereby.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                       THE DATE OF THIS PROXY STATEMENT/
                        PROSPECTUS IS APRIL 26, 1994.

                             AVAILABLE INFORMATION

        NHL Holdings has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, covering the shares of NHL Holdings' common stock to be issued in connection with the reorganization provided for by the Plan of Merger (the "Registration Statement"). This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and the exhibits thereto may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at the following locations: 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611.

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied, at prescribed rates, at the public reference facilities and the regional offices maintained by the Commission at the addresses set forth above and may be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005. Copies of such materials and the Registration Statement referred to above can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Following the reorganization, NHL Holdings will file reports and other information under the Exchange Act.
                          INFORMATION INCORPORATED BY REFERENCE

        The following documents filed with the Commission by the Company pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

                (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1993; and

                (ii) the description of the Company's common stock set forth in the Company's registration statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

        All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the annual meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

        The Company will provide without charge to each person, including any beneficial owner of shares of common stock of the Company, to whom this document is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this document (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this document incorporated). Written or telephone requests for copies of such material should be directed to National Health Laboratories Incorporated, 4225 Executive Square, Suite 800, La Jolla, California 92037, Attention:
Secretary (telephone: (619) 550-0600).

        THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST DIRECTED TO THE COMPANY AT THE ADDRESS OR TELEPHONE NUMBER LISTED IN THE PRECEDING PARAGRAPH. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 31, 1994.

                                  ----------

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER NHL HOLDINGS OR THE COMPANY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SHARES OF NHL HOLDINGS COMMON STOCK, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, BY ANY PERSON IN ANY JURISDICTION OR IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                                       3

                                   TABLE OF CONTENTS
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .       2

INFORMATION INCORPORATED BY REFERENCE . . . . . . . . . . . . . . . . .       2

GENERAL INFORMATION
 Solicitation and Voting of Proxies; Revocation . . . . . . . . . . . .       5
 Record Date; Beneficial Ownership. . . . . . . . . . . . . . . . . . .       5

PROPOSED REORGANIZATION
 General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6
 The Company and NHL Holdings . . . . . . . . . . . . . . . . . . . . .       6
 Terms of Reorganization; Conditions to Consummation of the
 Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6
 Reasons for Reorganization . . . . . . . . . . . . . . . . . . . . . .       7
 Amendment or Termination . . . . . . . . . . . . . . . . . . . . . . .       7
 Federal Income Tax Consequences. . . . . . . . . . . . . . . . . . . .       8
 New York Stock Exchange Listing. . . . . . . . . . . . . . . . . . . .       8
 Stock Option Plans . . . . . . . . . . . . . . . . . . . . . . . . . .       8
 Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . .       8
 Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
 Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
 Directors and Executive Officers . . . . . . . . . . . . . . . . . . .       9
 Certificate of Incorporation and By-Laws of NHL Holdings . . . . . . .       9
 Description of NHL Holdings' Capital Stock . . . . . . . . . . . . . .       9
 Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9

ELECTION OF DIRECTORS
 Nominees for Election as Directors . . . . . . . . . . . . . . . . . .      10
 Board of Directors and its Committees. . . . . . . . . . . . . . . . .      11
 Compensation of Directors. . . . . . . . . . . . . . . . . . . . . . .      12

EXECUTIVE COMPENSATION AND BENEFIT PLANS
 Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . .      13
 Compensation Plans and Arrangements. . . . . . . . . . . . . . . . . .      14
 Retirement Benefits and Savings Plan . . . . . . . . . . . . . . . . .      15
 Employee Benefits Committee Report on Executive Compensation . . . . .      16
 Common Stock Performance . . . . . . . . . . . . . . . . . . . . . . .      18
 Employee Benefits Committee Interlocks and Insider Participation . . .      19
 Stock Option Transactions in 1993. . . . . . . . . . . . . . . . . . .      20

RATIFICATION OF INDEPENDENT AUDITORS. . . . . . . . . . . . . . . . . .      21

1994 OPTION PLAN. . . . . . . . . . . . . . . . . . . . . . . . . . . .      22

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS. . . . . . . . . . . .      24

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. . . . . . . . . . . . .      25

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      26

STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . .      26

OTHER BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27

Exhibit A  Agreement and Plan of Merger . . . . . . . . . . . . . . . .     A-1

                                       4

                              GENERAL INFORMATION

SOLICITATION AND VOTING OF PROXIES; REVOCATION

        The purposes of the annual meeting are set forth in the accompanying Notice. All proxies duly executed and received by the Company will be voted on all matters presented at the annual meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted in favor of approval of the Plan of Merger, the election to the Company's Board of Directors of the nine nominees for director identified in this Proxy Statement/Prospectus, the ratification of the selection of KPMG Peat Marwick as the Company's auditors and the adoption of the 1994 Option Plan. Any stockholder may revoke his proxy at any time before it is voted by written notice to such effect received by the Company at 4225 Executive Square, Suite 800, La Jolla, California 92037, Attention: Secretary, by delivery of a subsequently dated proxy or by attending the annual meeting and voting in person.

        Solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the Company without special compensation therefor. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners.

        A quorum for the annual meeting consists of a majority of the total number of shares of voting securities outstanding on the record date. The affirmative vote of a majority of the outstanding shares of the Company's common stock is required for approval of the Plan of Merger and adoption of the 1994 Option Plan. Directors of the Company will be elected by a plurality vote of the shares of the Company's common stock represented at the annual meeting. The affirmative vote of a majority of the shares of the Company's common stock represented at the annual meeting is required for the ratification of the selection of KPMG Peat Marwick as independent auditors. At April 25, 1994, the directors and executive officers of the Company and their affiliates owned beneficially an aggregate of 21,229,463 shares of common stock of the Company, representing approximately 25% of the total number of shares of common stock outstanding.

        THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PLAN OF MERGER, THE ELECTION OF THE BELOW SPECIFIED NOMINEES FOR DIRECTOR OF THE COMPANY, THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK AS INDEPENDENT AUDITORS AND THE ADOPTION OF THE 1994 OPTION PLAN.

RECORD DATE; BENEFICIAL OWNERSHIP

        Only holders of record of the Company's common stock at the close of business on April 25, 1994 will be entitled to notice of and to vote at the annual meeting. On that date, there were issued and outstanding 84,750,692 shares of common stock (not including treasury shares), each of which is entitled to one vote. Of that total, 20,176,729 (or approximately 24%) is owned by National Health Care Group, Inc. ("Health Care"), an indirect wholly owned subsidiary of MacAndrews & Forbes Holdings Inc. ("M&F Holdings"), a corporation wholly owned through Mafco Holdings Inc. ("Mafco" and together with M&F Holdings, "MacAndrews & Forbes") by Ronald O. Perelman, Chairman of the Board of the Company. See "Security Ownership of Certain Beneficial Holders." Health Care has informed the Company that it will vote in favor of the approval of the Plan of Merger, the election of the nominees to the Board of Directors identified herein, the ratification of the selection of KPMG Peat Marwick as the Company's independent auditors for 1994 and the adoption of the 1994 Option Plan.

                                 PROPOSED REORGANIZATION

GENERAL

        The Board of Directors of the Company has unanimously approved, and recommended that the stockholders approve, a proposed corporate reorganization pursuant to the Plan of Merger. The reorganization will create a parent holding company and convert the Company's outstanding common stock into common stock of the new holding company on a share-for-share basis. The affirmative vote of a majority of the outstanding shares of the Company's common stock is required for approval of the Plan of Merger.

        THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PLAN OF MERGER.

THE COMPANY AND NHL HOLDINGS

        The Company is one of the leading clinical laboratory companies in the United States. Through a national network of laboratories, the Company offers a broad range of testing services used by the medical profession in the diagnosis, monitoring and treatment of disease. The Company's principal executive offices are located at 4225 Executive Square, Suite 800, La Jolla, California 92037, and its telephone number is (619) 550-0600.

        NHL Holdings, a newly formed, wholly owned subsidiary of the Company, was organized under the laws of the State of Delaware specifically for the purpose of becoming the new parent holding company in the reorganization. Its executive offices are located at the Company's principal executive offices referred to above. NHL Holdings has newly formed a wholly owned subsidiary, NHL Sub Acquisition Corp. ("NHL Acquisition"), specifically to effect the reorganization. Neither NHL Holdings nor NHL Acquisition has any significant assets or capitalization nor has engaged in any business or prior activities other than in connection with the reorganization. The formation of the holding company structure will be accomplished through the merger of NHL Acquisition with and into the Company, at which time the outstanding common stock of the Company will be deemed converted into common stock of NHL Holdings on a share-for-share basis. The form of the Plan of Merger is attached hereto as Exhibit A and is incorporated herein by reference.

        If the Plan of Merger is approved by the stockholders and not terminated by the Board of Directors of NHL Holdings, the reorganization will become effective at the close of business on the date that an appropriate certificate of merger is filed with the Delaware Secretary of State as required by Delaware law. The Company anticipates that the reorganization will become effective promptly following the annual meeting.

        Immediately following the effective time of the reorganization, NHL Holdings will have the same consolidated assets, liabilities and stockholders' equity and the same directors and executive officers as the Company had immediately prior to such date. In addition, there will be no change in the state of incorporation from the Company to NHL Holdings since both companies are Delaware corporations with substantially identical certificates of incorporation and By-laws. NHL Holdings expects to continue the Company's current quarterly dividend policy.
TERMS OF REORGANIZATION; CONDITIONS TO CONSUMMATION OF THE REORGANIZATION

        Pursuant to the Plan of Merger:

                (i) NHL Acquisition will be merged into the Company, with the Company being the surviving corporation.

                (ii) Except as set forth in paragraph (iv) below, each outstanding share of the Company's common stock will be changed and converted into one share of common stock of NHL Holdings.
                                       6

                (iii) The outstanding shares of common stock of NHL Acquisition will be changed and converted into the shares of the surviving corporation.

                (iv) The outstanding shares of NHL Holdings' common stock and the Company's common stock held by the Company prior to the time the reorganization is effected will be cancelled.

        As a result of the foregoing, the Company, as the surviving corporation in the merger, will become a subsidiary of NHL Holdings, and all the common stock of NHL Holdings outstanding immediately after the merger will be owned by the former common stockholders of the Company. The Company will continue to own all outstanding stock of its existing subsidiaries.

        As of the effective time of the reorganization, the stockholders of the Company prior to the effective time will automatically become owners of NHL Holdings' common stock and, as of the effective time, will cease to be owners of the Company's common stock. Stock certificates representing shares of the Company's common stock will, at the effective time, automatically represent shares of NHL Holdings' common stock. Stockholders of the Company's common stock will not be required to exchange their stock certificates as a result of the reorganization. Should a stockholder desire to sell shares of NHL Holdings' common stock after the effective time, delivery of the stock certificate or certificates which previously represented shares of the Company's common stock will be sufficient.

        Following the reorganization, certificates bearing the name of NHL Holdings will be issued in the normal course upon surrender of outstanding Company common stock certificates for transfer or exchange. If any stockholder surrenders a certificate representing shares of the Company's common stock for exchange or transfer and the new certificate to be issued is to be issued in a name other than that appearing on the surrendered certificate theretofore representing the Company's common stock, it will be a condition to such exchange or transfer that the surrendered certificate be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange or transfer either (i) pay NHL Holdings or its agents any taxes or other governmental charges required by reason of the issuance of a certificate registered in a name other than that appearing on the surrendered certificate or (ii) establish to the satisfaction of NHL Holdings or its agents that such taxes or other governmental charges have been paid.

        The reorganization will not be consummated unless the following conditions are satisfied: (i) approval of the Plan of Merger by the requisite vote of stockholders of the Company; (ii) receipt of an opinion of Cravath, Swaine & Moore, counsel to NHL Holdings and the Company, with respect to the federal income tax consequences of the reorganization; and (iii) effectiveness of the Registration Statement covering the shares of NHL Holdings' common stock to be used in connection with the reorganization.

REASONS FOR REORGANIZATION

        The Company has considered and continues to consider acquisitions of laboratory companies of varying sizes, although there are currently no definitive plans with respect to any significant acquisition. In that connection, the agent under the Company's existing revolving credit facility suggested that a holding company structure would provide a greater degree of flexibility in structuring financings, and thereby permit borrowing from banks, other financial institutions or from the securities markets more readily and on more favorable terms than presently available to the Company. NHL Holdings could borrow funds directly and contribute them to the Company, securing such borrowings with a pledge of all the capital stock of the Company. Alternatively, NHL Holdings could guarantee borrowings made by the Company with such a pledge. Moreover, following the reorganization, NHL Holdings may create an intermediate holding company between itself and the Company which could borrow funds from financial institutions or in the securities markets, similarly providing the foregoing advantages and freeing NHL Holdings from any constraints that would be imposed as a condition to such borrowings. This holding company structure also would provide more flexibility in that companies could be acquired directly by NHL Holdings rather than through the Company, and thereby remain independent of the Company's present operations and free from any constraints on the Company imposed by credit agreements or otherwise.

AMENDMENT OR TERMINATION

        The Company, NHL Holdings and NHL Acquisition, by action of their respective Boards of Directors, may amend, modify or supplement the Plan of Merger at any time before or after its approval by the stockholders of the Company. After such approval, no such amendment, modification or supplement may be made or effected that by law requires further approval by such stockholders without the further approval of such stockholders.
                                       7

        The Plan of Merger provides that it may be terminated, and the reorganization abandoned, at any time, whether before or after stockholder approval of the Plan of Merger, by action of the Board of Directors of NHL Holdings.

FEDERAL INCOME TAX CONSEQUENCES

        The Company and NHL Holdings have been advised by their counsel, Cravath, Swaine & Moore, New York, New York, that, in their opinion, for United States federal income tax purposes, assuming that the reorganization will take place as described in the Plan of Merger:

                (i) No gain or loss will be recognized by the Company, NHL Holdings or the stockholders of the Company upon the conversion or exchange of the Company's common stock for NHL Holdings' common stock pursuant to the Plan of Merger.

                (ii) The tax basis of NHL Holdings' common stock received by the Company's stockholders pursuant to the Plan of Merger will be the same as their tax basis in the Company's common stock converted or exchanged.

                (iii) The holding period of NHL Holdings' common stock to be received by the Company's stockholders in connection with the Plan of Merger will include the period during which the Company's common stock being converted or exchanged was held, provided that the Company's common stock is held as a capital asset in the hands of the stockholder at the effective time.

        Although it is not anticipated that state or local income tax consequences to stockholders will vary substantially from the federal income tax consequences described above, stockholders of the Company are urged to consult with their own tax advisors with respect thereto, as well as with respect to any foreign taxes applicable to foreign stockholders.

NEW YORK STOCK EXCHANGE LISTING

        The common stock of NHL Holdings has been approved for listing on the NYSE, subject to official notice of issuance, under the same symbol ("NH") as the Company's common stock. At the effective time of the reorganization, the Company's common stock will cease to be listed on the NYSE. As a practical matter, current owners of the Company's common stock will continue to be able to sell their shares of the Company's common stock (or, after the effective time, NHL Holdings' common stock) on the NYSE without interruption.


STOCK OPTION PLANS

        If the reorganization is consummated, the Company's stock option plans (including, if approved, the 1994 Option Plan) will be amended if necessary to cover any eligible employees of NHL Holdings and its subsidiaries and to provide that NHL Holdings' common stock will thereafter be issued by NHL Holdings upon exercise of any options issued thereunder. Stockholder approval of the reorganization constitutes approval of NHL's assumption of the obligations of the Company under the stock option plans. The retirement and other employee benefit plans of the Company will be similarly revised or amended, as necessary.

REGULATORY APPROVALS

        The consummation of the transactions described herein do not require the approval of, or compliance with rules promulgated by, any federal or state regulatory authority.

APPRAISAL RIGHTS

        Pursuant to Section 262 of the Delaware General Corporation Law, the stockholders of the Company will not have appraisal rights with regard to the reorganization.
                                       8

DIVIDENDS

        Quarterly dividends on NHL Holdings' common stock are expected to be paid on approximately the same terms and dates as currently applicable to dividends on the Company's common stock. Future dividends on NHL Holdings' common stock will depend upon the earnings, financial conditions and other factors of NHL Holdings and its subsidiaries. The quarterly dividend most recently declared by the Board of Directors of the Company was $0.08 per share, payable on April 26, 1994 to holders of record of the Company's common stock on April 5, 1994.

DIRECTORS AND EXECUTIVE OFFICERS

        The Board of Directors of NHL Holdings, upon the effectiveness of the reorganization, is to consist of those persons who, at the effective time of the reorganization, are serving as directors of the Company, each to have the term of office for which he or she was elected or appointed. NHL Holdings' executive officers are now, and upon the effectiveness of the reorganization are expected to be, the same as those persons who are presently employed as executive officers of the Company.

CERTIFICATE OF INCORPORATION AND BY-LAWS OF NHL HOLDINGS

        The Certificate of Incorporation and By-laws of NHL Holdings have been prepared in accordance with the Delaware General Corporation Law and do not differ in any material respect from the Restated Certificate of Incorporation and By-laws of the Company. The Company's certificate of incorporation and By-laws are included in the materials incorporated by reference in this Proxy Statement/Prospectus and NHL Holdings' certificate of incorporation and By-laws are included as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

        As of the effective time of the reorganization, Article FOURTH of the Company's certificate of incorporation will be amended so that the authorized number of shares which the Company may issue will be one thousand (1,000).

DESCRIPTION OF NHL HOLDINGS' CAPITAL STOCK

        There are no material differences between the terms of the capital stock of NHL Holdings and the capital stock of the Company. After the effective time of the reorganization, the number of shares of NHL Holdings' common stock outstanding will equal the number of shares of the Company's common stock outstanding immediately prior to the effective time. Following the effective time, NHL Holdings will also have the same number of shares of preferred stock authorized (with none being outstanding) as will be the case with respect to the Company immediately prior to the effective time.

        All shares of NHL Holdings' common stock will participate equally with respect to dividends and rank equally upon liquidation, subject to the rights of holders of any prior ranking stock which may be subsequently authorized and issued. In the event of liquidation, dissolution or winding up of NHL Holdings, the owners of its common stock are entitled to receive pro rata the assets and funds of NHL Holdings remaining after satisfaction of all creditors of NHL Holdings and payment of all amounts to which owners of prior ranking stock, if any, then outstanding may be entitled. Each share of NHL Holdings' common stock is entitled to one vote.

        The Transfer Agent and Registrar for NHL Holdings' common stock will be the same as is presently serving in such capacity for the Company's common stock: American Stock Transfer & Trust Co.

LEGAL OPINIONS

        The legality of the shares of common stock of NHL Holdings being issued will be passed upon by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York.
                                       9

                                  ELECTION OF DIRECTORS

        All the Company's directors will be elected at the annual meeting to serve until the next succeeding annual meeting of the Company and until their successors are elected and shall have qualified. All the below listed nominees are currently members of the Board of Directors and, except as herein stated, the proxies solicited hereby will be voted FOR the election of such nominees. All nominees, if elected, are expected to serve until the next succeeding annual meeting. Directors of the Company will be elected by a plurality vote of the outstanding shares of Company common stock present in person or represented by proxy at the annual meeting. Under applicable Delaware law, in tabulating the vote, broker non-votes will be disregarded and have no effect on the outcome of the vote.

        The Board has been informed that all persons listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The Board has no reason to believe that any such nominees will be unable or unwilling to serve.

        THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE BELOW LISTED NOMINEES FOR DIRECTOR.

NOMINEES FOR ELECTION AS DIRECTORS

        The name, age, principal occupation for the last five years, selected biographical information and period of service as a director of the Company of each director are set forth below.

        RONALD O. PERELMAN (51) has been Chairman of the Board and Director of the Company since 1988. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of MacAndrews & Forbes for more than the past five years. Mr. Perelman also is Chairman of the Board of Andrews Group Incorporated ("Andrews Group"), Consolidated Cigar Corporation ("Consolidated Cigar"), New World Communications Group Incorporated ("New World Communications"), Mafco Worldwide Corporation ("Mafco Worldwide"), Marvel Entertainment Group, Inc. ("Marvel"), Revlon Consumer Products Corporation ("Revlon Products") and SCI Television, Inc. Mr. Perelman is a director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934: Andrews Group, The Coleman Company, Inc. ("Coleman"), Coleman Holdings Inc., Coleman Worldwide Corporation, Consolidated Cigar, Mafco Worldwide, Marvel, Marvel Holdings Inc. ("Marvel Holdings"), Marvel (Parent) Holdings Inc. ("Marvel Parent"), Marvel III Holdings Inc. ("Marvel III"), Revlon Products, Revlon Worldwide Corporation and SCI Television, Inc.

        SAUL J. FARBER, M.D. (76) has been a Director of the Company since 1988. He has been Chairman of the Department of Medicine of the New York University School of Medicine since 1966; Frederick H. King Professor of Medicine since 1978 and Dean of the School of Medicine since 1987.

        HOWARD GITTIS (60) has been a Director of the Company since 1988. He has been Vice Chairman and a Director of MacAndrews & Forbes and various affiliates since 1985. Mr. Gittis also is a Director of Andrews Group, Consolidated Cigar, Mafco Worldwide, Revlon Products, Revlon Worldwide, Jones Apparel Group, Inc. and Loral Corporation.

        ANN DIBBLE JORDAN (59) has been a Director of the Company since 1990. She is a consultant and was previously Field Work Assistant Professor, School of Social Service Administration, University of Chicago from 1970 to 1987. Ms. Jordan also is a Director of Johnson & Johnson Corporation, Capital Cities-- ABC, Inc., Primerica, Inc., Salant Corp., The Hechinger Company and Automatic Data Processing, Inc.
                                      10

        JAMES R. MAHER (44) has been President, Chief Executive Officer and a Director of the Company since December 1992. Mr. Maher was Vice Chairman of The First Boston Corporation from 1990 to 1992 and Managing Director of The First Boston Corporation since 1982. Mr. Maher also is a director of First Brands Corporation.

        DAVID J. MAHONEY (70) has been a Director of the Company since 1988. He has been President of David Mahoney Ventures since 1983 and was Chairman of Norton Simon, Inc. for more than five years prior to 1983. Mr. Mahoney also is a Director of NYNEX Corporation, The Dreyfus Corporation and Bionaire Inc.

        PAUL A. MARKS, M.D. (67) has been a Director of the Company since 1991. He has been President and Chief Executive Officer of Memorial Sloan-Kettering Cancer Center since 1980. He has been a Professor of Medicine at Cornell University Medical College since 1982 and a Professor at Cornell University Graduate School of Medical Sciences since 1983. He is a member of the National Academy of Sciences and American Academy of Arts and Sciences. Dr. Marks also is a Director of Pfizer, Inc., several Dreyfus Mutual Funds, Life Technologies, Inc. and Tularik, Inc.

        LINDA GOSDEN ROBINSON (41) has been a Director of the Company since 1990. She has been President and Chief Executive Officer of Robinson, Lake, Lerer & Montgomery/Sawyer Miller Group since 1986 and was Senior Vice President, Corporate Affairs, of Warner Cable Communications, Inc. from 1983 to 1986. Ms. Robinson also is a Director of Bozell, Jacobs, Kenyon & Eckhardt, Inc. and the Coro Foundation. She is a Trustee of New York University Medical Center.

        SAMUEL O. THIER, M.D. (56) has been a Director of the Company since 1992. He has been President of Brandeis University since 1991 and, commencing June 1, 1994, Dr. Thier will become President and Chief Executive Officer of Massachusetts General Hospital. Dr. Thier was President of the Institute of Medicine of the National Academy of Sciences from 1985 to 1991. From 1966 to 1985 Dr. Thier served on the faculties of the medical schools at Harvard University, University of Pennsylvania and Yale University. At Yale University, Dr. Thier was Chairman of the Department of Internal Medicine from 1975 through 1985.

BOARD OF DIRECTORS AND ITS COMMITTEES

        The Board of Directors has an Executive Committee, an Audit Committee, an Employee Benefits Committee, an Ethics and Quality Assurance Committee and a Nominating Committee.

        The Executive Committee consists of Messrs. Perelman, Gittis and Maher. The Executive Committee may exercise all the powers and authority of the Board, except as otherwise provided under the corporation law of Delaware. The Audit Committee, consisting of Dr. Farber, Ms. Jordan and Dr. Marks, makes recommendations to the Board regarding the engagement of the Company's independent auditors, reviews the plan, scope and results of the audit, reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and reviews changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent auditors. The Ethics and Quality Assurance Committee consists of Mr. Gittis, Dr. Farber and Ms. Jordan. The Ethics and Quality Assurance Committee will be responsible to ensure that the Company adopts and implements procedures that require the Company's employees to act in accordance with high ethical standards and deliver high quality services. The Ethics and Quality Assurance Committee was formed in February 1994 and did not meet in 1993. The Employee Benefits Committee, consisting of Dr. Farber, Messrs. Gittis and Mahoney, Ms. Robinson and Dr. Thier, makes recommendations to the Board regarding compensation, benefits and incentive arrangements for officers and other key managerial employees of the Company. The Employee Benefits Committee may consider and recommend awards of options to purchase shares of common stock pursuant to the Company's 1988 Stock Option Plan and, subject to stockholder approval as discussed herein, the 1994 Option Plan. The Nominating Committee, consisting of Mr. Perelman, Ms. Jordan, Ms.
                                      11

Robinson and Dr. Thier, makes recommendations to the Board regarding the qualifications for directors and procedures for identifying possible nominees. The Nominating Committee also reviews the performance of current directors and evaluates the appropriate size and composition of the Board.

        During 1993, the Board of Directors held nine meetings and the Executive Committee held six meetings. In 1993, the Board of Directors acted once by unanimous written consent of all members thereof and the Executive Committee acted 16 times by unanimous written consent of all members thereof, each in accordance with the Company's by-laws and the corporation law of Delaware. The Employee Benefits Committee held six meetings and acted once by unanimous written consent, the Audit Committee held seven meetings and the Nominating Committee held one meeting in 1993. During 1993 no director attended fewer than 75% of the meetings of the board and the committees of which he or she is a member.

COMPENSATION OF DIRECTORS

        Directors who are not currently receiving compensation as officers or employees of the Company or any of its affiliates are paid an annual $25,000 retainer fee, payable in monthly installments, and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof they attend.
                                      12

                        EXECUTIVE COMPENSATION AND BENEFIT PLANS

EXECUTIVE COMPENSATION

        The compensation paid by the Company to its Chief Executive Officer and each of the Company's four most highly compensated executive officers for services during the year ended December 31, 1993 was as follows:

                               Summary Compensation Table
                                                                                                       Long
                                                                                                       Term
                                                                                                      Compen-
                                                                                                      sation
                                                            Annual Compensation                       Awards
                                                -----------------------------------------------------------------------------
                                                                                                                    All Other
                                                                                                     Options/      Compensa-
Name and Principal Position                     Year            Salary($)(a)        Bonuse($)(b)     SARs (#)     tion ($)(c)
- ---------------------------                      ---             -----------        ------------     --------     ------------

James R. Maher - President and
Chief Executive Officer                         1993            $ 1,000,000          $  500,000              0        $29,136
                                                1992            $    34,616          $1,662,500        300,000
                                                1991                -                    -                -           $     0

David C. Flaugh - Senior Exec-                  1993                507,683             400,000        125,000         13,865
utive Vice President and Chief                  1992                267,117             265,000              0          9,287
Operating Officer                               1991                248,655             400,000         16,500            -

Timothy J. Brodnik - Executive                  1993                325,000             262,500         50,000         11,334
Vice President                                  1992                238,046             243,800              0         10,007
                                                1991                217,497             284,000         11,500            -

W. David Slaunwhite, Ph.D. -                    1993                324,615             282,500         50,000         11,397
Executive Vice President                        1992                267,117             265,000              0         94,644
                                                1991                247,501             470,000         16,500              -

Bernard E. Statland, M.D.,                      1993                457,500             252,500         50,000         17,219
Ph.D. - Executive Vice Presi-                   1992                386,243             365,000              0         15,482
dent                                            1991                366,340             390,000         16,500              -

- ----------
(a) Includes salary paid or accrued for each indicated year.

(b) Includes bonus accrued or paid for each indicated year and other payments made pursuant to employment agreements. The 1992 amount for Mr. Maher represents the value, on the date of grant, of 100,000 shares of the Company's common stock granted in
    1992.

(c) Reflects the following: (i) relocation expenses in 1993 for Mr. Maher of $14,001 and in 1992 for Dr. Slaunwhite of $84,365;
    (ii) life insurance premiums of $8,060 in 1993 for Mr. Maher, $6,790 in 1993 and $3,414 in 1992 for Mr. Flaugh, $4,259 in 1993
    and $3,141 in 1992 for Mr. Brodnik, $4,322 in 1993 and $3,413 in 1992 for Dr. Slaunwhite and $10,144 in 1993 and $8,616 in
    1992 for Dr. Statland; (iii) 401(a) and (k) contributions in 1993 of $7,075 for each of such individuals named in the table and in 1992 of $5,873 for Mr. Flaugh and $6,866 for each of Mr. Brodnik, Dr. Slaunwhite and Dr. Statland.



COMPENSATION PLANS AND ARRANGEMENTS

        The Company has an employment agreement with Mr. Maher which provides for his employment as President and Chief Executive Officer of the Company through December 31, 1995 at an annual salary of $1,000,000 and an annual year-end retention bonus of $500,000. In addition, Mr. Maher is eligible to receive an additional bonus as may be awarded at the sole discretion of the Board of Directors or the Employee Benefits Committee. If the employment agreement with Mr. Maher is terminated by the Company without cause or by Mr. Maher for certain specified reasons (for example, assignment of duties inconsistent with his position as Chief Executive Officer, reduction in base salary or bonus, or relocation) or upon a Change of Control of the Company, the Company will be required to pay Mr. Maher in a lump sum of $3,000,000. For this purpose, a "Change of Control" is deemed to occur if Mr. Perelman ceases beneficially to own 5% or more of the combined voting power of the Company's then outstanding securities.

        The Company has an amended employment agreement with Mr. Flaugh which provides for Mr. Flaugh to be employed through December 31, 1995 at a base salary of $500,000 per annum, an annual year-end retention bonus equal to 50% of base salary and discretionary bonuses each year to be determined in light of his and the Company's performance, with a one year period of non-competition following termination of employment. Mr. Flaugh is entitled to receive a $150,000 lump sum payment in December 1994 if he is then employed by the Company.

        The Company has amended employment agreements with Mr. Brodnik, Dr. Statland and Dr. Slaunwhite which provide for them to be employed through December 31, 1996, December 31, 1995 and December 31, 1996, respectively, at a base salary of $325,000 per annum, an annual year-end retention bonus equal to 50% of base salary and discretionary bonuses each year to be determined in light of each individual's and the Company's performance, with a one year period of non-competition following termination of employment. Pursuant to the employment agreements, Mr. Brodnik, Dr. Statland and Dr. Slaunwhite are entitled to receive lump sum payments of $100,000, $90,000 and $120,000, respectively, in December 1994, in each case only if the executive is then employed by the Company. In addition, Dr. Statland is employed by the Company as Chairman of the Company's Board of Scientific Advisors at a base salary of $132,500 per annum. The Company has an employment agreement with Michael L. Jeub which provides for Mr. Jeub to be employed as Executive Vice President and Chief Financial Officer of the Company through June 30, 1995 at a base salary of $250,000 per annum through the end of the term and an annual guaranteed retention bonus equal to 50% of the base salary.

RETIREMENT BENEFITS AND SAVINGS PLAN.

        The following table sets forth the estimated annual retirement benefits payable at age 65 to persons retiring with the indicated average direct compensation and years of credited service, on a straight life annuity basis after Social Security offset, under the Company's Employees' Retirement Plan, as supplemented by the Company's Pension Equalization Plan.

                                                        Pension Plan Table


Five year average
Compensation (1)              10 Years(2)    15 Years(2)    20 Years(2)    25 Years(2)    30 Years(2)
- ----------------              -----------    -----------    -----------    -----------    -----------
  $ 50,000                      $  6,932       $ 10,398       $ 13,864       $ 17,330       $ 20,796
   100,000                        16,283         24,425         32,567         40,709         48,851
   150,000                        25,643         38,465         51,287         64,109         76,931
   200,000                        35,003         52,505         70,006         87,508        105,011
   250,000                        44,363         66,545         88,726        110,908        133,091
   300,000                        53,723         80,585        107,446        134,308        161,171

- ----------
(1) Highest consecutive five year average base compensation during final ten years. Compensation considered for this
    five year average is reflected in the Summary Compensation Table under the heading "salary."   Under the Equalization
    Plan, a maximum of $300,000 final average compensation is considered for benefit calculation. No bonuses are considered.

(2) Under the plans, the normal form of benefit for an unmarried participant is a life annuity with a guaranteed minimum payment of ten years. Payments in other optional forms, including the 50% joint and survivor normal form for married participants, are actuarially equivalent to the normal form for an unmarried participant. The above table is determined with regard to a life only form of payment; thus, payment using a ten year guarantee would produce a lower annual benefit.

        The Retirement Plan, which is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), is a defined benefit pension plan designed to provide an employee having 30 years of credited service with an annuity equal to 52% of final average compensation less 50% of estimated individual Social Security benefits. Credited service is defined generally as all periods of employment with National Health Laboratories Incorporated, a participating subsidiary or with Revlon prior to 1992, after attainment of age 21 and completion of one year of service. Final average compensation is defined as average annual base salary during the five consecutive calendar years in which base salary was highest out of the last ten years prior to normal retirement age or earlier termination. The Employment Retirement Income Security Act of 1974, as amended, places certain maximum limitations upon the annual benefit payable under all qualified plans of an employer to any one individual. Such limitation for defined benefit pension plans was $115,641 for 1993 (except to the extent a larger benefit had accrued as of December 31, 1982) and $118,800 for 1994, and will be subject to cost of living adjustments for future years. In addition, the Tax Reform Act of 1986 limits the amount of compensation that can be considered in determining the level of benefits under qualified plans. The applicable limit is adjusted annually; for 1993 the limit was $235,840 and for 1994 is reduced to $150,000 due to provisions of the Omnibus Budget Reconciliation Act of 1993. The Company believes that, with respect to certain employees, annual retirement benefits computed in accordance with the Retirement Plan's benefit formula may be greater than such qualified plan limitation. The Company's non-qualified, unfunded, Equalization Plan is designed to provide for the payment of the difference, if any, between the
                                      15
amount of such maximum limitation and the annual benefit that would be payable under the Retirement Plan but for such limitation.

        As of December 31,1993, credited years of service under the retirement plans for the following individuals are for Mr. Maher-none, Mr. Flaugh-21 years, Dr. Slaunwhite-11 years, Dr. Statland-1 year and Mr. Brodnik-20 years.

EMPLOYEE BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Employee Benefits Committee of the Board of Directors (the "Committee") is comprised of Saul J. Farber, M.D., Howard Gittis, David J. Mahoney, Linda Gosden Robinson and Samuel O. Thier, M.D. The Committee's duties include determination of the Company's compensation and benefit policies and practices for executive officers and key managerial employees. The Committee also considers and awards options to purchase shares of the Company's common stock pursuant to the Company's 1988 Stock Option Plan and the 1994 Option Plan, subject to stockholder approval. In accordance with rules established by the Commission, the Company is required to provide certain data and information in regard to the compensation provided to the Company's Chief Executive Officer and the four other most highly compensated executive officers. The Committee has prepared the following report for inclusion in this Proxy Statement/Prospectus.

        Compensation Policies. The Company's current compensation arrangements for senior executives are significantly affected by the Company's long history as a private company until the 1988 initial public offering, after which an Employee Benefits Committee was established. The overall compensation program for officers historically emphasized a strong base salary position in relation to competitive practice and a competitive annual bonus opportunity dependent upon the operating income performance of the corporation. In contrast to the Company's highly competitive cash compensation policy, the Company did not offer long-term incentive opportunities as an executive compensation element until 1989 when the first stock option awards were made. The Committee understands that the combination of strongly competitive cash compensation and modest use of long-term incentives is typical of private companies with professional management leadership and this historical approach continued to influence the Company's programs as a public company from 1989 into 1992. Late in 1992, with the appointment of James R. Maher as President and Chief Executive Officer, the Company's compensation philosophy changed to make a greater portion of executive compensation dependent on the Company's long-term stock performance.

        The option grant and stock award approved in December 1992 by the Committee for Mr. Maher reflected a shift in the Company's compensation philosophy. This was followed early in 1993 by an award of stock options to the next four most highly compensated officers. In 1993, the Committee also granted options in varying amounts to 133 other senior and mid-level managers. The option awards at all levels of management is a part of the Committee's desire to make a growing and more significant portion of senior executive compensation directly dependent on the Company's long term share price appreciation. The number of options granted in 1993 to each of the four senior executives named in the cash compensation table were determined considering the Corporation's relatively low historical option grants, the Committee's desire to make a greater proportion of the senior executives' compensation equity-based, an analysis of the potential value of the options over the term of the option and a review of option grants at the peer companies listed in the stock performance graph.

        In 1992, after consultations with Mr. Maher, the Committee decided to raise the senior executive base salary levels and to restructure the annual bonus opportunity as the combination of a cash year-end retention bonus equal to 50% of base salary and a performance bonus opportunity. The general effect of these salary and bonus actions was to set the overall cash compensation opportunity for senior executives at or below 1992 levels, while strengthening the retentive elements of the compensation package. When these arrangements were established it was anticipated that the performance bonus would be based on achieving operating income growth and the contribution of each senior executive as evaluated by the Chief Executive Officer and approved by the Committee.
                                      16

        The Committee believes that each of the four most highly compensated senior executives of the Company have demonstrated superior performance in 1993 during a difficult period for the Company in the aftermath of the government settlement and the general uncertainty in the medical services marketplace. Notwithstanding such performance, however, given industry conditions and the effects of the changes in the industry on the Company's results, the Committee believes that it would not be appropriate to award any discretionary bonus above the year end retention bonus nor to increase any compensation levels for senior executives at this time.

        Compensation of Chief Executive Officer. The compensation arrangement with the Company's President and Chief Executive Officer was entered into in December 1992. At that time, the Committee considered the salary and incentive pay levels at public companies whose financial characteristics and market capitalization are similar to the Company and whose workforce skills requirements and customer base are similar. The Committee also considered the Company's circumstances and special leadership challenges in the aftermath of the settlement with the federal government. In the Committee's judgment, these circumstances required stable new direction at the chief executive officer level to help ensure sustained quality of the Company's services and continued employee commitment to the Company's objectives.

        Based on these considerations and the Company's strategic direction for executive compensation, it was determined to provide a cash compensation arrangement for the Chief Executive consisting of an annual salary of $1 million, a year-end retention bonus of $500,000 for each year of the contract term and an annual discretionary performance bonus opportunity. The Committee also determined that it was important to structure the Chief Executive Officer's total compensation package to reflect the policy of creating strong financial incentives for executive officers to achieve a high level of long term shareholder return. Accordingly, the Chief Executive Officer was awarded 100,000 shares of the Company's common stock and granted options to purchase 300,000 shares at the then fair market value of the shares, which options vest during the term of the three year contract. The Committee views the common stock and stock option awards as the primary means by which the Chief Executive Officer would be rewarded for the Company's business success and believes it is important for the Chief Executive Officer to maintain and increase his equity interest in the Company. The annual discretionary bonus opportunity was adopted as a special recognition vehicle appropriate for years in which the Company achieves superior performance as measured against industry results for growth in operating income and revenues. The Committee decided that with respect to 1993, Mr. Maher, like the other senior executives, would receive no discretionary cash bonus in excess of his year end retention bonus.

        Limit on Deductibility of Compensation. The Omnibus Budget Reconciliation Act of 1993 ("OBRA") limits the tax deductibility of compensation paid to the chief executive officer and each of the four highest paid employees of public companies to $1 million for fiscal years beginning on or after January 1, 1994. Certain types of compensation, however, including qualifying performance-based compensation and compensation arrangements entered into prior to February 17, 1993 are excluded from the limitation. The Company's general policy is to preserve the tax deductibility of compensation paid to its executive officers. OBRA recognizes stock option plans as performance-based if such plans meet certain requirements. The Company's 1994 Option Plan that will be voted upon at the annual meeting of stockholders is structured to meet the requirements of OBRA. In future years, the Compensation Committee will consider taking such steps as it deems necessary to qualify compensation so as not to be subject to the limit on deductibility.
                                              The Employee Benefits Committee
                                                       Saul J. Farber, M.D.
                                                       Howard Gittis
                                                       David J. Mahoney
                                                       Linda Gosden Robinson
                                                       Samuel O. Thier, M.D.
                                      17

COMMON STOCK PERFORMANCE

        The Commission requires a five-year comparison of stock performance for the Company with stock performance of appropriate similar companies. The Company's common stock is traded on the NYSE. Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's common stock and the cumulative total return on the S&P Composite-500 Stock Index and a peer group of companies. The peer group of companies includes eighteen companies selected by the Company. Two of these are medical service laboratories like the Company - Nichols Institute and Unilab Corporation. (Other direct competitors of the Company are subsidiaries of much larger diversified corporations which were not believed appropriate to be peer companies.) The remaining fifteen companies are all publicly traded medical service and medical supply companies with sales ranging from $400 million to $1.6 billion - Continental Medical Systems, Inc., Universal Health Services, Inc., Charter Medical Corporation, Columbia Hospital Corporation, Allergan, Inc., C. R. Bard, Inc., Pall Corporation, Thermo Electron Corporation, United States Surgical Corporation, Bausch & Lomb Incorporated, Millipore Corporation, Amsco International, Inc., Beckman Instruments, Inc., FHP International Corporation and Fisher Scientific International, Inc. (Damon Corporation which had been included in the Company's peer group in the 1993 Proxy Statement is no longer a public company and is therefore not included in the peer group.)

          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
 AMONG NATIONAL HEALTH LABORATORIES, THE S & P 500 INDEX AND A PEER GROUP
                           (IN DOLLARS)

                                   1989      1990      1991      1992      1993
                                   ----      ----      ----      ----      ----

National Health Laboratories....   156       153       410       255       208
Peer Group......................   126       144       258       235       207
S & P 500.......................   132       128       166       179       197

- ---------
* $100 INVESTED ON 12/31/88 IN STOCK OR INDEX --
   INCLUDING REINVESTMENT OF DIVIDENDS.
   FISCAL YEAR ENDING DECEMBER 31.


EMPLOYEE BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Employee Benefits Committee are Saul J. Farber, M.D., Howard Gittis, David J. Mahoney, Linda Gosden Robinson and Samuel O. Thier, M.D. No member of the Employee Benefits Committee is an officer or employee of the Company.

        Certain Director Relationships. Robinson, Lake, Lerer & Montgomery/Sawyer Miller Group, the corporate communications firm of which Ms. Robinson is President and Chief Executive Officer performs corporate communications services for MacAndrews & Forbes and its affiliates, including the Company. The amount of compensation paid to Robinson, Lake for services to the Company in 1993 was $180,705. On September 17, 1993, the Company purchased 66% of the common stock of a newly-formed corporation, Health Partners, Inc. ("Health Partners"), which was formed to make acquisitions in the health care industry. Ms. Robinson purchased 2% of the common stock of Health Partners and, in connection with such purchase, entered into a consulting agreement with Health Partners. Ms. Robinson currently receives no cash compensation for her consulting services to Health Partners. A portion of Ms. Robinson's common stock is held in escrow by Health Partners subject to vesting during the term of her consulting agreement. In January 1993, the Company entered into an agreement with Macalester Partners Ltd. ("Macalester"), a corporation in which Ms. Robinson is a stockholder, pursuant to which Macalester will provide consulting services to the Company in identifying investment opportunities for the Company in the health care sector. Ms. Robinson received no compensation from Macalester during 1993. The agreement with Macalester was terminated as of September 7, 1993 in connection with the formation of Health Partners. For its services, the Company paid Macalester $525,000 in 1993. Ms. Robinson is the wife of a consultant to MacAndrews & Forbes who receives $250,000 per annum for his services to MacAndrews & Forbes.

        Ms. Jordan is the wife of a director of a subsidiary of MacAndrews & Forbes who is a partner in a law firm that has on a regular basis in the past provided services and that continues to provide services to MacAndrews & Forbes and its affiliates, including the Company. The amount of fees and disbursements charged to the Company for services performed by such firm in 1993 was approximately $31,000.

        Dr. Farber is on the Company's Scientific Advisory board and is paid $15,000 per annum for such services.
                                      19

STOCK OPTION TRANSACTIONS IN 1993

        During 1993, the following grants were made under the 1988 Stock Option Plan for the executive officers named in the Summary Compensation Table:

                                Option/SAR Grants in 1993

                                                                                                    Grant Date
                                                       Individual Grants                               Value
                                   --------------------------------------------------------         ----------
                                                  Percent of
                                                     Total
                                    Number of      Options/
                                   Securities        SARs         Exercise                             Grant
                                   Underlying     Granted to       or Base                             Date
                                  Options/SARs     Employees        Price       Expiration            Present
Name                               Granted(a)       in 1993        ($/Sh)          Date             Value $(b)
- ----                               -----------     ---------      --------      -----------         -----------

James R. Maher                              0             0%          --             --                 --
David C. Flaugh                       125,000            15          $16.63        1/18/03          $1,005,000
Timothy J. Brodnik                     50,000             6           16.63        1/18/03             402,000
W. David Slaunwhite,                   50,000             6           16.63        1/18/03             402,000
 Ph.D.
Bernard E. Statland, M.D.,             50,000             6           16.63        1/18/03             402,000
 Ph.D.

- ----------
(a)  No tandem SARs were granted in 1993.
(b)  Valuation based upon the Black-Scholes option pricing model assuming a volatility of .41 (based on the weekly closing stock prices from January 1, 1992 to January 5, 1993; a risk free interest rate of 5.9% (the asking yield on the 10-year U.S.
     Treasury Strip maturing February 2003); a dividend yield of 1.87% (the annualized dividends at time of grant divided by the exercise or base price). The valuation assumptions have made no adjustments for non-transferability.

     For each grant of non-qualified options made in 1993, the exercise price was equivalent to the fair market price per share on the date of grant. One third of the option's shares of common stock vested on the date of grant and one third vests on each of the first and second anniversaries of such date, subject to their earlier expiration or termination.
                                      20

     The following chart shows, for 1993, the number of stock options exercised and the 1993 year-end value of the options held by the executive officers named in the Summary Compensation Table:


                         Aggregated Option/SAR Exercises in 1993
                           and Year End 1993 Option/SAR Values


                                                                            Number of                Value of
                                                                      Securities Underlying         Unexercised
                                                                           Unexercised             In-the-Money
                                                                         Options/SARs at          Options/SARs at
                                                                            Year End              Year End ($)(a)
                                     Shares
                                   Acquired on            Value           Exercisable/             Exercisable/
Name                              Exercise (#)        Realized ($)        Unexercisable            Unexercisable
- ----                              ------------        ------------        -------------            -------------
James R. Maher                          0                  $0                200,000                    $0
                                                                             100,000                     0

David C. Flaugh                         0                    0               58,167                      0
                                                                             83,333                      0

Timothy J. Brodnik                      0                    0               28,167                      0
                                                                             33,333                      0

W. David Slaunwhite, Ph.D.              0                    0               33,167                      0
                                                                             33,333                      0

Bernard E. Statland, M.D., Ph.D.        0                    0               33,167                      0
                                                                             33,333                      0

- ----------
(a)  Calculated using actual December 31, 1993 closing price per common share on the NYSE Composite Tape of $14.25

                          RATIFICATION OF INDEPENDENT AUDITORS

        The Audit Committee and the Board of Directors has selected, subject to ratification by the stockholders, KPMG Peat Marwick to audit the accounts of the Company for the fiscal year ending December 31, 1994. The ratification of the selection of KPMG Peat Marwick will require the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote. Under applicable Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

        KPMG Peat Marwick has audited the consolidated financial statements of the Company for more than the past five years. For 1993, KPMG Peat Marwick's audit fees totalled approximately $175,000. KPMG Peat Marwick representatives will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

        THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT AUDITORS.
                                    1994 OPTION PLAN

        The Company's Board proposes that the stockholders approve the 1994 Option Plan approved by the Employee Benefits Committee on February 10, 1994 and by the Company's Board on February 15, 1994, subject to the approval of the Company's stockholders. The approval of the 1994 Option Plan requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock. Following the reorganization, NHL Holdings will assume all obligations under the 1994 Option Plan. See "Proposed Reorganization-Stock Option Plans".

        The Company has heretofore granted options relating to all the 2.5 million shares which were available under its 1988 Stock Option Plan.

        The following paragraphs summarize the principal features of the 1994 Option Plan. This summary is subject, in all respects, to the terms of the 1994 Option Plan. The Company will provide promptly, upon written request and without charge, a copy of the full text of the 1994 Option Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: National Health Laboratories Incorporated, 4225 Executive Square, Suite 800, La Jolla, California 92037, Attention: Stockholder Relations.

        Subject to certain modifications required by changes in law and regulation and except as otherwise described herein, the Company's 1994 Option Plan is substantially identical to its 1988 Stock Option Plan. The 1994 Option Plan will be administered by the Employee Benefits Committee appointed by the Company's Board of Directors. During the ten-year period ending on the tenth anniversary of the adoption of the 1994 Option Plan, the Employee Benefits Committee will have authority, subject to the terms of the 1994 Option Plan, to determine when and to whom to make grants under the plan, the number of shares to be covered by the grants, the types and terms of options and SARs granted and the exercise price of the shares of common stock covered by options and SARs, and to prescribe, amend and rescind rules and regulations relating to the 1994 Option Plan.

        The Company's Board of Directors may amend or terminate the 1994 Option Plan at any time except that, unless approved (at a meeting held within 12 months before or after the date of such amendment) by a majority of the voting shares of common stock of the Company, no such amendment may (i) increase the maximum number of shares as to which options may be granted under the 1994 Option Plan, except for adjustments to reflect stock dividends or other recapitalizations affecting the number or kind of outstanding shares, (ii) change the requirements as to eligibility for participation in the 1994 Option Plan or (iii) otherwise materially change the 1994 Option Plan.

        Under the terms of the 1994 Option Plan, incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified stock options ("NQSOs"), and SARs may be granted by the Employee Benefits Committee in its discretion to key employees (including officers and directors who are employees) of the Company and any of its affiliates, except that ISOs may be granted only to employees of the Company and its parent company and any subsidiary corporation. Due to the provision of the plan which permits awards in the discretion of the Employee Benefits Committee, it is not possible to determine how many employees of the Company and its affiliates may be eligible for grants of options and SARs. The 1994 Option Plan generally provides that no individual employee may be granted options or SARs representing an aggregate of more than 750,000 shares of the Company's common stock. The aggregate number of shares of common stock as to which options and SARs may be granted under the 1994 Option Plan will not exceed 3,000,000.
                                      22

        The aggregate fair market value, as defined in the 1994 Option Plan and determined as of the date of grant of an ISO, of common stock with respect to which ISOs granted under the 1994 Option Plan and all other option plans of the Company and its parent company first become exercisable during any calendar year may not exceed $100,000 for any employee. The foregoing limitation does not apply to NQSOs.

        Initially, each ISO will be exercisable over a period, determined by the Employee Benefits Committee in its discretion, but not to exceed ten years from the date of grant, as required by the Code. In addition, in the case of an ISO granted to an individual who, at the time such ISO is granted, owns shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company (a "Ten Percent Stockholder"), the exercise period for an ISO may not exceed five years from the date of grant. In the case of NQSOs, the exercise period will in all cases be determined by the Employee Benefits Committee. Options may be exercised during the option period at such times, in such amount, in accordance with such terms and conditions, and subject to such restrictions, as are set forth in the option agreement evidencing the grant of such options.

        The exercise price of an ISO or a NQSO ("Option Price") may not be less than one hundred percent (100%) of the fair market value of the shares of the common stock on the date of grant, except that, in the case of an ISO granted to a Ten Percent Stockholder, such Option Price may not be less than one hundred ten percent (110%) of such fair market value. The Option Price of, and the number of shares covered by, each option will not change during the life of the option, except for adjustments to reflect stock dividends, splits, other recapitalizations or reclassifications or changes affecting the number or kind of outstanding shares.

        The shares of common stock purchased upon the exercise of an option are to be paid for in cash (including cash that may be received from the Company at the time of exercise as additional compensation) or through the delivery of other shares of the common stock with a value equal to the total Option Price or in a combination of cash and such shares, or with money lent by the Company to the optionee in compliance with applicable law and on terms and conditions to be determined by the Company.

        No option may be transferred by an optionee during his lifetime. If the employment of an optionee terminates for any reason (other than by reason of death, disability or retirement) the optionee may, within the three-month period following such termination, exercise such options to the extent he was entitled to exercise such options at the date of termination. If an optionee dies while employed (or within three months after termination of employment) or terminates employment by reason of disability or retirement, all previously granted options (whether or not then exercisable), may, unless earlier terminated in accordance with their terms, be exercised by the person or persons to whom the optionee's rights pass within one year after the optionee's death or by the optionee within one year after the optionee's disability or retirement.

        The Employee Benefits Committee may also grant SARs either alone ("Free Standing Rights") or in conjunction with all or part of an option ("Related Rights"). Upon the exercise of a SAR, a holder is entitled, without payment to the Company, to receive cash, unrestricted shares of common stock or any combination thereof, as determined by the Employee Benefits Committee, in an amount equal to the excess of the fair market value of one share of common stock over the exercise price per share specified in the related option (or in the case of a Free Standing Right, the price per share specified in such right), multiplied by the number of shares in respect of which the SAR is exercised.

        The Company is required to charge earnings at the close of each accounting period during which the SARs are outstanding. The charge will be equal to the amount by which the fair market value of the shares of stock subject to the SARs exceeds the price for which the SARs may be exercised, less the tax deduction to which the Company may be entitled if the SARs were exercised and less any portion of such amount charged to earnings in prior periods. In the event that the stock subject to the SARs has depreciated in market value since the last accounting period, there will be a credit to earnings.
                                      23

        Under the 1994 Option Plan, the exercisability of options and Related Rights will be accelerated upon a Change in Control of the Company (as defined in the 1994 Option Plan). The 1998 Stock Option Plan did not have such a change in control provision. (The proposed reorganization discussed herein will not constitute such a Change in Control of the Company.) If the exercisability of an option or SAR is so accelerated, payments made with respect to such option or SAR may constitute an "excess parachute payment" that is not deductible by the Company in whole or in part under Section 280G of the Code. Such acceleration may also subject the holder of such option or SAR to a 20% federal excise tax under Section 4999 of the Code on all or a portion of the value conferred on such holder by reason of the Change in Control. Option agreements may provide that the Company will reimburse such holder for the full amount of any such excise tax imposed.

        THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADOPTION OF THE 1994 OPTION PLAN.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

        The following table sets forth as of April 25, 1994, the total number of shares of common stock beneficially owned, and the percent so owned, by each director of the Company who is a beneficial owner of any shares of common stock, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock, by the officers named in the summary compensation table and by all directors and officers as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.

                                         Amount and Nature           Percent of
                                      of Beneficial Ownership            Class
                                      -----------------------         ---------
Ronald O. Perelman                         20,176,729(1)                  24%
35 East 62nd Street
New York, NY 10021

Oppenheimer Group, Inc.                     11,329,357                    13
Oppenheimer Tower
World Financial Center
New York, NY 10281

GEICO Corporation                            6,165,000                     7
GEICO Plaza
Washington, D.C. 20076

ESL Partners, L.P.                           4,653,400                     5
LBP Associates, L.P.
115 East Putnam Avenue
Greenwich, CT 06830

Howard Gittis
35 East 62nd Street
New York, NY 10021                              46,000(2)                  *

                                         Amount and Nature           Percent of
                                      of Beneficial Ownership            Class
                                      -----------------------         ---------
James R. Maher                                 390,000(3)                  *
4225 Executive Square
La Jolla, CA 92037

Paul A. Marks, M.D.                              3,000                     *
1275 York Avenue
New York, NY 10021

David C. Flaugh                                136,736(3)                  *

Timothy J. Brodnik                              69,833(3)                  *

William D. Slaunwhite, M.D.                     74,833(3)                  *

Bernard E. Statland, M.D., Ph.D.                58,166(3)                  *

Saul J. Farber, M.D.                                 0                     0

Ann Dibble Jordan                                    0                     0

David J. Mahoney                                     0                     0

Linda Gosden Robinson                                0                     0

Samuel O. Thier, M.D.                                0                     0

All directors and executive officers
as a group (18 persons)                     21,231,463(3)                 25%

- ----------
 *   Less than 1%
(1) All such shares of common stock are owned by Mr. Perelman through MacAndrews & Forbes. Of the shares owned, approximately 12.7 million shares have been pledged to secure indebtedness.
(2) Includes 3,000 shares owned by Mr. Gittis' spouse as to which he disclaims beneficial ownership.
(3) Beneficial ownership by officers of the Company includes shares of common stock which such officers have right to acquire upon the exercise of options which either are vested or which may vest within 60 days. The number of shares of common stock included in the table as beneficially owned which are subject to such options is as follows: Mr. Maher - 250,000; Mr. Flaugh - 133,166; Mr. Brodnik - 69,833; Dr. Slaunwhite
     - 74,833; Dr. Statland - 58,166; all directors and executive officers as a group - 862,164.

                     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Tax Allocation Arrangement. The Company was included in the consolidated federal income tax returns, and in certain state income tax returns, of Mafco, M&F Holdings, Revlon Group Incorporated and Revlon Holdings Inc., formerly known as Revlon Inc. As a result of the reduction of MacAndrews & Forbes' ownership interest in the Company on May 7, 1991, the Company is no longer a member of the Mafco consolidated tax group. For periods subsequent to May 7, 1991, the Company files its own separate federal, state and local income tax returns. Nevertheless, the Company will remain obligated to pay to M&F Holdings (or other members of the consolidated group of which M&F Holdings is a member) any income taxes the Company would have had to pay (in excess of those which it has already paid) if it had filed separate income tax returns for taxable periods beginning on or after January 1, 1985 (but computed without regard to (i) the effect of timing differences (i.e., the liability or benefit that otherwise could be deferred will be, instead, includible in the determination of current taxable income) and (ii) any gain recognized on the sale of any asset not in the ordinary course of business). In addition, despite the reduction of MacAndrews & Forbes' indirect ownership of the Company, the Company will continue to be subject under existing federal regulations to several liability for the consolidated federal income taxes for any consolidated return year in which it was a member of any consolidated group of which
                                      25

Mafco, M&F Holdings, Revlon Group or Revlon was the common parent. However, Mafco, M&F Holdings, Revlon Group and Revlon have agreed to indemnify the Company for any federal income tax liability (or any similar state or local income tax liability) of Mafco, M&F Holdings, Revlon Group, Revlon or any of their subsidiaries (other than that which is attributable to the Company or any of its subsidiaries) that the Company could be required to pay.

        Registration Rights Agreement. The Company entered into a Registration Rights Agreement with Health Care pursuant to which the Company will be obligated, upon the request of Health Care, to file registration statements ("demand registration statements") from time to time with the Commission covering the sale of any shares of common stock owned by Health Care. Such demand registration statements may also cover the resale from time to time of any shares of common stock that Health Care may purchase in the open market at a time when it is deemed to be an affiliate (as such term is defined under Rule 144 under the Securities Act of 1933, as amended), and certain securities issued in connection with a combination of shares, recapitalization, reclassification, merger or consolidation, or other pro rata distribution. Health Care will also have the right to include such common stock and other securities in any registration statement filed by the Company for the underwritten public offering of shares of common stock (whether or not for the Company's account), subject to certain reductions in the amount of such common stock and securities if the managing underwriters of such offering determine that the inclusion thereof would materially interfere with the offering. The Company agreed not to effect any public or private sale, distribution or purchase of any of its securities which are the same as or similar to the securities covered by any demand registration statement during the 15-day period prior to, and during the 45-day period beginning on, the closing date of each underwritten offering under such registration statement and Health Care agreed to a similar restriction with respect to underwritten offerings by the Company. Health Care's rights under the Registration Rights Agreement are transferable.

                                       EXPERTS

        The financial statements and schedules of National Health Laboratories Incorporated and subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, incorporated by reference in this Proxy Statement/Prospectus have been incorporated herein in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, whose report is also incorporated by reference herein, and upon authority of such firm as experts in auditing and accounting.

                                  STOCKHOLDER PROPOSALS

        Under the rules and regulations of the Commission as currently in effect, any holder of at least $1,000 in market value of common stock who desires to have a proposal presented in the Company's (or, if the reorganization is consummated, NHL Holdings') proxy material for use in connection with the Annual Meeting of Stockholders to be held in 1995 must transmit that proposal (along with his name, address, the number of shares of common stock that he holds of record or beneficially, the dates upon which the securities were acquired and documentary support for a claim of beneficial ownership) in writing as set forth below. Proposals of stockholders intended to be presented at the next annual meeting must be received by the Secretary, National Health Laboratories Incorporated (or, if the reorganization is consummated, National Health Laboratories Holdings, Inc.), 4225 Executive Square, Suite 800, La Jolla, California 92037, not later than November 25, 1994.

        Holders of common stock desiring to have proposals submitted for consideration at future meetings of the stockholders should consult the applicable rules and regulations of the Commission with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations.
                                      26

                                     OTHER BUSINESS

        The Company knows of no other matters which may come before the annual meeting. However, if any such matters properly come before the annual meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

April 26, 1994

                                        By Order of the Board of Directors
                                        Alvin Ezrin
                                        Secretary
                                      27

                                                                   EXHIBIT A

                                                              CONFORMED COPY

                AGREEMENT AND PLAN OF MERGER dated as of April 15, 1994, among NATIONAL HEALTH LABORATORIES HOLDINGS INC., a Delaware corporation ("Parent"), NHL SUB ACQUISITION CORP., a Delaware corporation ("Sub") and a wholly owned subsidiary of Parent, and NATIONAL HEALTH LABORATORIES INCORPORATED, a Delaware corporation (the "Company").

                WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company ("Company Common Stock"), other than shares owned directly or indirectly by Parent or the Company, will be converted into the right to receive common stock, par value $.01 per share, of Parent ("Parent Common Stock");

                WHEREAS the Merger requires the approval of the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon at the meeting of holders of Company Common Stock to be called therefor (the "Company Stockholder Approval"); and

                WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                NOW, THEREFORE, the parties agree as follows:

                          ARTICLE I

                         The Merger

                SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time of the Merger (as defined in Section 1.03). Following the Effective Time of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

                SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction of the conditions set forth in Section 4.01, at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another date or place is agreed to in writing by the parties hereto.

                SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 4.01, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time of the Merger").

                SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

                SECTION 1.05. Certificate of Incorporation and By-laws. (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be amended as of the Effective Time of the Merger so that Article FOURTH of such certificate of incorporation reads in its entirety as follows: "The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock each having a par value of $1.00 per share." and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                (b) The by-laws of the Company as in effect at the Effective Time of the Merger shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                SECTION 1.06. Directors. The directors of the Company at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                SECTION 1.07. Officers. The officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                         ARTICLE II

      Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

                SECTION 2.01. Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

                (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

                (b) Cancellation of Treasury Stock and Company-Owned Stock. Each share of Company Common Stock and each share of Parent Common Stock that is owned by the Company or its subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange for such Company Common Stock.

                (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.01(b)) shall be converted into the right to receive one fully paid and nonassessable share of Parent Common Stock. As of the Effective Time of the Merger, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

                SECTION 2.02. Exchange of Certificates. (a) Stock Certificate. Following the Effective Time of the Merger, each holder of an outstanding certificate or certificates theretofore representing shares of Company Common Stock may, but shall not be required to, surrender the same to Parent for cancellation or transfer, and each such holder or transferee will be entitled to receive certificates representing the same number of shares of Parent Common Stock as the shares of Company Common Stock previously represented by the stock certificates surrendered. If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the certificate theretofore representing Company Common Stock surrendered is registered, it shall be a condition to such issuance that the certificate surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such issuance shall either:

                (i) pay Parent or its agents any taxes or other governmental charges required by reason of the issuance of certificates representing shares of Parent Common Stock in a name other than that of the registered holder of the certificate so surrendered; or

                (ii) establish to the satisfaction of Parent or its agents that such taxes or governmental charges have been paid.

Until so surrendered or presented for transfer each outstanding certificate which, prior to the Effective Time, represented Company Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of Parent Common Stock as though such surrender or transfer and exchange had taken place.

                (b) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time of the Merger which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time of the Merger, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

                         ARTICLE III

                    Additional Agreements

                SECTION 3.01. Affiliates and Certain Stockholders. (a) Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time the Merger is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"). The Company shall use its best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Schedule A hereto.

                (b) The Company shall deliver to Parent on the date of the proxy statement relating to the Company Stockholder Approval (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement") and on the Closing Date letters, in each case dated as of such respective dates and identifying all persons who are, as of such respective dates, beneficial owners of five percent or more of the Company Common Stock. The Company shall use its best efforts to cause each such person to deliver to counsel to Parent and to the Company on the date of the Proxy Statement and on the Closing Date written agreements, in each case dated as of such respective dates and substantially in the form attached as Schedule B hereto.
                         ARTICLE IV

                    Conditions Precedent

                SECTION 4.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

                (b) Form S-4. The registration statement on Form S-4 to be filed with the Securities and Exchange Commission by Parent in connection with the issuance of Parent Common Stock in the Merger shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                (c) Tax Opinions. The Company shall have received from Cravath, Swaine & Moore, counsel to the Company, on the date of the Proxy Statement and on the Closing Date an opinion, in each case based on the representations of Company provided to such counsel, dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code.
                          ARTICLE V

              Termination, Amendment and Waiver

                SECTION 5.01. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval by the stockholders of the Company of matters presented in connection with the Merger, by Parent.

                SECTION 5.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 5.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of this
Section 5.02 and Article VI.

                SECTION 5.03. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                SECTION 5.04. Waiver. At any time prior to the Effective Time of the Merger, the parties may waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                SECTION 5.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 5.01, an amendment of this Agreement pursuant to Section 5.03 or a waiver pursuant to
Section 5.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                         ARTICLE VI

                     General Provisions

                SECTION 6.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                (a) if to Parent or Sub,

                        c/o National Health Laboratories Incorporated 4225 Executive Avenue, Suite 800
                        La Jolla, CA 92037
                        Telecopy No. (619) 550-0600

                        Attention:  David C. Flaugh, Senior Executive
                                          Vice President and
                                          Chief Operating Officer; and

                (b) if to the Company, to

                        National Health Laboratories Incorporated
                        4225 Executive Avenue, Suite 800
                        La Jolla, CA 92037
                        Telecopy No. (619) 550-0600

                        Attention:  David C. Flaugh, Senior Executive
                                          Vice President and
                                          Chief Operating Officer.

                SECTION 6.02. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, are not intended to confer upon any person other than the parties any rights or remedies.

                SECTION 6.03. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        NATIONAL HEALTH LABORATORIES
                                        HOLDINGS INC.,

                                        by
                                             /s/ David C. Flaugh
                                           _________________________
                                           Name: David C. Flaugh
                                           Title: Senior Executive
                                                  Vice President and
                                                  Chief Operating
                                                  Officer

Attest:
   /s/ Michael Jeub
__________________________________
Name:  Michael Jeub
Title: Executive Vice President
       and Chief Financial Officer
                                        NHL SUB ACQUISITION CORP.,

                                        by
                                             /s/ David C. Flaugh
                                           _________________________
                                           Name: David C. Flaugh
                                           Title: Senior Executive
                                                  Vice President and
                                                  Chief Operating
                                                  Officer

Attest:
   /s/ Michael Jeub
__________________________________
Name:  Michael Jeub
Title: Executive Vice President
       and Chief Financial Officer
                                        NATIONAL HEALTH LABORATORIES
                                        INCORPORATED,

                                        by
                                             /s/ David C. Flaugh
                                           _________________________
                                           Name: David C. Flaugh
                                           Title: Senior Executive
                                                  Vice President and
                                                  Chief Operating
                                                  Officer

Attest:
   /s/ Michael Jeub
__________________________________
Name:  Michael Jeub
Title: Executive Vice President
       and Chief Financial Officer

                                                                   SCHEDULE A
              Form of Company Affiliate Letter
Gentlemen:

                The undersigned, a holder of shares of Common Stock, par value $.01 per share ("Company Stock"), of National Health Laboratories Incorporated, a Delaware corporation (the "Company"), is entitled to receive in connection with the merger (the "Merger") of the Company with NHL Sub Acquisition Corp., a Delaware corporation, securities (the "Parent Securities") of National Health Laboratories Holdings Inc., a Delaware corporation ("Parent"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), although nothing contained herein should be construed as an admission of such fact.

                If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Parent Securities received by the undersigned in exchange for any shares of Company Stock pursuant to the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act.

                The undersigned hereby represents to and covenants with the Company that the undersigned will not sell, assign or transfer any of the Parent Securities received by the undersigned in exchange for shares of Company Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Securities Act or (ii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Parent (the reasonable fees of which counsel will be paid by Parent) or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Securities Act.
                In the event of a sale or other disposition by the undersigned of Parent Securities pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above.

                The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Parent Securities received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent (the reasonable fees of which counsel will be paid by Parent) to the effect that such legends are no longer required for purposes of the Securities Act.

                The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Securities and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the Merger.
                                        Very truly yours,
Dated:

                                                                     ANNEX I
                                                               TO SCHEDULE A
(Name)                                                                (Date)
                On                 , the undersigned sold the securities
("Securities") of National Health Laboratories Holdings Inc. ("Parent") described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of NHL Sub Acquisition Corp., a subsidiary of Parent, with and into National Health Laboratories Incorporated.

                Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

                The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.
                                                        Very truly yours,


           (Space to be provided for description of the Securities.)

                    APPENDIX FOR GRAPHIC AND IMAGE MATERIAL
        A line graph representing the data for "Comparison of Five Year Cumulative Total Return" which appears on page 18 of the typeset version of the preceding Proxy Statement/Prospectus has been omitted in this EDGAR submission file due to its incompatibility with the required ASCII format. Pursuant to Rule 304 of Regulation S-T, the information contained in the aforementioned line graph has been fairly and accurately described in narrative and/or tabular form on page 18 of this EDGAR submission file.

                                         PART II

                         INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.  Indemnification of Directors and Officers

                As authorized by Section 145 of the General Corporation Law of Delaware (the "Delaware Corporation Law"), each director and officer of the Registrant may be indemnified by the Registrant against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Registrant if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless a court determines otherwise.

                Article Fifth of the Certificate of Incorporation of the Registrant, a copy of which is filed as Exhibit 3.1 to this Registration Statement, provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of his duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware Corporation Law or
(4) for any transaction from which the director derived an improper personal benefit. In addition, Article Sixth of the Certificate of Incorporation and Article Seventh of the By-laws, a copy of which is filed as Exhibit 3.2 hereto, authorize the Registrant to indemnify any person entitled to be indemnified under law to the fullest extent permitted by law.
Item 21.  Exhibits and Financial Statement Schedules

                (a)  Exhibits:

        2 Agreement and Plan of Merger among the Registrant, NHL Sub Acquisition Corp. and National Health Laboratories Incorporated ("NHL") (included as Exhibit A to the Proxy Statement/Prospectus (schedules omitted-the Registrant agrees to furnish a copy of any schedules thereto to the Commission upon request))

        3.1     Certificate of Incorporation of the Registrant*/

        3.2     By-laws of the Registrant*/

        4.1     Specimen of the Registrant's Common Stock certificate

        5 Opinion of Cravath, Swaine & Moore regarding legality of securities being issued*/

        8       Opinion of Cravath, Swaine & Moore as to certain tax matters*/

        23.1    Consent of Cravath, Swaine & Moore (included in Exhibits
                5 and 8)*/

        23.2    Consent of KPMG Peat Marwick

        24      Powers of Attorney

        99      Form of Proxy Card for NHL Common Stock*/
- -------------
*/ Previously filed.

                (b)     Financial Statement Schedules:  Not applicable.
Item 22.  Undertakings

                (a)     As to Rule 415:

                The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                        (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

                        (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (b) As to documents subsequently filed that are incorporated by reference:

                The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (c)     As to indemnification:

                Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                (d) The undersigned registrant hereby undertakes:

                (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of the registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

                (2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415 under the Securities Act of 1933, as amended, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                      SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 20th day of April, 1994.


                                NATIONAL HEALTH LABORATORIES HOLDINGS INC.,

                                by          /s/ David C. Flaugh
                                  __________________________________________

                                  Name:  David C. Flaugh
                                  Title: Senior Executive Vice President and
                                           Chief Operating Officer
                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated:

           Signature                     Title                        Date
           ---------                     -----                        ----

             *
  -----------------------
    Ronald O. Perelman    Chairman of the Board and Director     April 20, 1994

             *
  -----------------------
      James R. Maher      President, Chief Executive Officer     April 20, 1994
                          and Director
                          (Principal Executive Officer)

   /s/ Michael Jeub
  -----------------------
       Michael Jeub       Chief Financial Officer and            April 20, 1994
                          Treasurer (Principal Financial and
                          Accounting Officer)

             *
  -----------------------
   Saul J. Farber, M.D.   Director                               April 20, 1994

             *
  -----------------------
      Howard Gittis       Director                               April 20, 1994

             *
  -----------------------
    Ann Dibble Jordan     Director                               April 20, 1994

             *
  -----------------------
    David J. Mahoney      Director                               April 20, 1994

             *
  -----------------------
   Paul A. Marks, M.D.    Director                               April 20, 1994

             *
  -----------------------
   Linda Gosden Robinson  Director                               April 20, 1994

             *
  -----------------------
  Samuel O. Thier, M.D.   Director                               April 20, 1994

*By: /s/ Joram C. Salig
     ---------------------
         Joram C. Salig
        Attorney-in-Fact
         April 20, 1994

                               INDEX TO EXHIBITS
                                                                    Sequential
Exhibit                                                                Page
Number                               Exhibit                          Number
- -------                              -------                        ----------
2       Agreement and Plan of Merger among the Registrant, NHL Sub
        Acquisition Corp. and National Health Laboratories
        Incorporated ("NHL") (included as Exhibit A to the Proxy Statement/Prospectus (schedules omitted--the Registrant agrees to furnish a copy of any schedules thereto the Commission upon request))

3.1     Certificate of Incorporation of the Registrant*/

3.2     By-laws of the Registrant*/

4.1     Specimen of the Registrant's Common Stock certificate

5 Opinion of Cravath, Swaine & Moore regarding legality of securities being issued*/

8       Opinion of Cravath, Swaine & Moore as to certain tax matters*/

23.1    Consent of Cravath, Swaine & Moore (included in Exhibits 5 and 8)*/

23.2    Consent of KPMG Peat Marwick

24      Powers of Attorney

99      Form of Proxy Card for NHL Common Stock*/

_____________________________
*/ Previously filed.